FOR IMMEDIATE RELEASE

INTER PARFUMS REPORTS RECORD FOURTH QUARTER SALES AND
RAISES 2006 EARNINGS GUIDANCE

New York, New York, January 23, 2007 - Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the final quarter of 2006 were approximately $90.3 million, or 37% ahead of the fourth quarter of 2005.  At comparable foreign currency exchange rates, net sales for the fourth quarter were up 34%.  Thus, 2006 net sales of $321.1 million were 17% ahead of 2005's $273.5 million.  At comparable foreign currency exchange rates, net sales for 2006 were up 16%.

Sales for 2006 substantially exceeded management's previous forecast of between $305 million and $306 million.  As result, 2006 net income is now expected to be in the range of $17.2 million to $17.5 million, which equates to $0.84 to $0.85 per diluted share.  The Company's prior 2006 net income guidance had been $16.9 million or $0.83 per diluted share.  Inter Parfums plans to release operating results for the fourth quarter and year ended December 31, 2006 on or about March 7, 2007.

Management indicated that it is too early to adjust its current 2007 guidance.  As previously reported, Inter Parfums is projecting 2007 net sales of approximately $365 million and net income of $20.4 million or $1.00 per diluted share.  Inter Parfums has again advised that its 2007 guidance assumes the dollar remains at current levels.

Jean Madar, Chairman and CEO of Inter Parfums, noted, "Sales by our U.S. operations surged in the fourth quarter by 141% to $19.8 million due to the September launch of the personal care products we developed and supply to Banana Republic's North American stores, as well as the existing personal care programs and new holiday programs that we have created and have been supplying to Banana Republic and Gap stores.  The programs we are developing for the Gap's North American stores are scheduled for an initial launch to begin in the spring of 2007, with the rollout continuing throughout the balance of the year and into 2008."

Mr. Madar continued, "Our European business showed strong growth as well, with sales up 23% to $70.5 million for the fourth quarter and sales up 13% to $270 million for the year.  2006 was a banner year for Burberry fragrances with the launch and roll-out of a fifth major line, Burberry London fueling the 10% sales increase (in local currency) over 2005.  Excluding the discontinued Burberry limited edition Brit Red line, brand sales were up 20% in local currency.

"We also saw strong growth by well established fragrance families, which is very welcome but rare in an industry where new product launches are generally the catalyst for brand growth.  For example, Lanvin fragrances exceeded targets with sales up 20% due to strong gains by the Eclat d'Arpège line, which came to market in 2002.  Lanvin brand sales were also boosted by the successful fall launch of the Rumeur line.  Similarly, Paul Smith surpassed expectations with sales up 22% year-over-year, which is all the more gratifying because much of the growth came from our first Paul Smith fragrance, which debuted in 2000 and Paul Smith Extrême, which came to market in 2002.  In addition, the international launch of the men's Paul Smith Story line contributed to brand sales growth."

He concluded with a preview of new product launches planned for 2007, "Our first fragrance family under the Roxy brand is scheduled for introduction in the fall.  Also, fragrance families for women under the Paul Smith, S.T. Dupont and Christian Lacroix brands are in the launch pipeline.  Additionally, we are very excited about the prospects for the Van Cleef & Arpels fragrance brand which we took over on January 1, 2007.  The integration of the brand in now underway and come 2008, we plan to launch a new Van Cleef & Arpels fragrance family."

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels and has controlling interest in Nickel S.A., a men's skin care company.  Its entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap's and Banana Republic's North American stores.  Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com